Hereby are set forth the terms of an agreement (hereinafter the Agreement) entered into on one part by Miguel Ángel Saldaña Mujica, with Peruvian ID Card No. 07733280, married to Mrs. Giuliana María Bianchi Ríos, with Peruvian ID Card No. 10543568, domiciled at calle Miguel Soto Valle No. 281, apartment 401, Magdalena del Mar, Lima, hereinafter the TITLEHOLDER; on the other part by Grandview Gold Inc., domiciled at 330 Bay Street, Suite 820, Toronto, Ontario M5H 2S8, Canada, represented by [Mr. Paul Sarjeant], hereinafter GRANDVIEW; in the following terms and conditions:

Each of the TITLEHOLDER and GRANDVIEW will be the Party, and together the Parties.

FIRST.- BACKGROUND

1.1

The Titleholder is the holder of the following mining rights both located in the Suyo district, Ayabaca provinvce, department of Piura in the Republic of Peru: (i) Giulianita, with Code Number 01-03353-04 covering 200.00 hectares, and (ii) Giulianita 1, with Code Number 01- 00066-05 covering 200.00 hectares. Both Giulianta and Giulianita 1 will be referred hereinafter as the MINING RIGHTS.

1.2

The Parties entered into a Letter Agreement dated April 23, 2009 setting for the basic terms of an option agreement with respect to up to 100% of the interests upon the MINING RIGHTS, providing for the Parties to enter into an option agreement on or about June 30, 2009 (the Letter Agreement). The Letter Agreement will be part of this Agreement as Schedule A.

1.3

After the execution of the Letter Agreement, but before June 30, 2009 the Parties realized that the MINING RIGHTS were located within 50 kilometers as from the national border with the Republic of Ecuador.

Pursuant Article 71 of the National Constitution of the Republic of Peru, non domiciled individuals or corporations are prevented from acquiring or possessing, directly or indirectly, by any title, individually or in company, any interests on mines, land, forest, water rights, oil deposits nor energy sources. Foreigners may be allowed to hold interests within the described border zones, provided they are authorized by the Cabinet of Ministers of Peru based on explicitly declared public needs.

1.4

As a consequence of the prohibition for GRANDVIEW to acquire an interest upon the MINING RIGHTS without the prior approval from the Peruvian Government (the Approval), the Parties are not capable of entering into an option agreement upon the MINING RIGHTS at this moment but are interested in maintaining the same terms mutandis mutandi of the Letter Agreement, except for the fact that GRANDVIEW will not be able to acquire or possess an interest upon them until the Approval from the Peruvian Government is obtained.

SECOND.- COMPROMISO DE CONTRATAR

2.1

Hereby the Parties covenant and agree to postpone the execution of the option agreement setout in the Letter Agreement until the Approval is obtained, and in turn enter into this Agreement that contains the full terms for GRANDVIEW (or whoever GRANDVIEW appoints) to enter into an option agreement for the further acquisition of the MINING RIGHTS (the Option Agreement).

2.2

In order to document and record the new terms for GRANDVIEW to acquire (directly or indirectly) in the future an interest upon the MINING RIGHTS, the Titleholder and a Peruvian subsidiary of GRANDVIEW will enter into a recordable Compromiso de Contratar as defined in Article 1414 of the Peruvian Civil Code. The Compromiso de Contratar represents the binding obligation to both Parties for executing the Option Agreement upon the MINING RIGHTS when the Approval from the Peruvian Government is obtained. The form of the Compromiso de Contratar that will be entered into together with this Agreement is a part hereto as Schedule B.

The Titleholder acknowledges that the subsidiary of GRANDVIEW that will enter into the Compromiso de Contratar is in the process of being incorporated and registered.

2.3	The Compromiso de Contratar has all the essential characters of the Option Agreement.

2.4	The term of the Compromiso de Contratar will be determinable, and it will last for as much time as it is necessary for GRANVIEW to obtain the Approval.

2.5

The Parties agree that the intention of this Agreement is to facilitate the valid execution in the future of the Option Agreement, in which the Titleholder will grant to GRANDVIEW the option to acquire up to 100% of the interests upon the MINING RIGHTS.

THIRD.- OPTION AGREEMENT

3.1	GRANDVIEW shall apply for the Approval within three months as from the date hereof.

3.2	The Titleholder shall support at all times GRANDVIEW´s application for the procurement of the Apporval.

3.3

The Option Agreement shall be executed within the following 15 working days to the granting of the Approval to GRANDVIEW. The Option Agreement will be in the same form as contained in Schedule C. Both Parties will use all necessary efforts for obtaining the recording of the Option Agreement at the files of each of the MINING RIGHTS.

3.4	The Option Agreement, as in the form of Schedule C, contains all the essential characters of the transfer agreement that shall be entered into in case GRANDVIEW exercises its option.

FOURTH.- DESIGNATION OF PARTY TO THE OPTION AGREEMENT

4.1

In the event that GRANDVIEW´s application for the Approval from the Peruvian Government is rejected, then GRANDVIEW will have the right to appoint the person or company that will be part of the Option Agreement.

4.2

Likewise, at any time while the Compromiso de Contratar is in force, GRANDVIEW will have the right to assign this Agreement and the Compromiso de Contratar to any third party. This constitutes the consent from the Titleholder for the assignation (cesión de posición contractual) as referred in Article 1435 of the Peruvian Civil Code.

4.3

GRANDVIEW will also have the right, but not the obligation, to appoint the person who will execute the Option Agreement in case the Approval procedure is still ongoing after the first anniversary as from the submission of the application for the Approval.

FIFTH.- OPPORTUNITY FOR ENTERING INTO THE OPTION AGREEMENT

5.1	The payments and other considerations contained in the paragraph named “Terms of Option” shall be the only obligations for GRANDVIEW for entering into all of: (i) this Agreement, (ii) the Compromiso de Contratar, (iii) the Option Agreement and (iv) the Transfer Agreement that may result from the exercise of the option.

5.2	In the event that the Approval is not obtained within the first year as from the execution of the Compromiso de Contratar, and GRANDVIEW wishes to continue with the Compromiso de Contratar, then the payments and other obligations set forth for the first year in the Option Agreement will be paid, delivered and performed, as the case may be, under the Compromiso de Contratar and shall not be enforceable under the Option Agreement. In this case Schedule C will be amended accordingly.

5.3	Provisions from 5.2 will be applicable for the second and third year of the Option Agreement, as the case may be, in the event that the Approval is still not obtained by the time the obligations considered for them become due.

SIXTH.- TERMINATION

6.1	GRANDVIEW will have the right to terminate this Agreement and the Compromiso de Contratar at any time without cause and without incurring in any further responsibility or liability. In this case, the Titleholders will only be entitled to the payments that had become due and collectable at the moment of termination.

6.2	The Titleholder will not have the right to terminate this Agreement nor the Compromiso de Contratar without cause; unless, the Approval has not been obtained by the end of the third anniversary as from the date hereof and if by then GRANDVIEW has not served a notice to the Titleholder naming the person to whom this Agreement and the Compromiso de Contratar has been assigned.

SEVENTH.- REPRESENTATIONS AND WARRANTIES

7.1	The Titleholder represents and warrants to GRANDVIEW, as follows. This representations and warranties shall remain true until the execution of the Option Agreement.

7.1.1	It has full power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement;

7.1.2

This Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors' rights and to principles of equity.

7.1.3

To date it is the single holder of the MINING RIGHTS and is not prevented to enter into this Agreement, the Compromiso de Contratar, the Option Agreement and the Transfer Agreement that the exercise of the option will cause.

7.1.4	The MINING RIGHTS have been properly incorporated in the National Cadaster and they have definitive UTM coordinates.

7.1.5	The MINING RIGHTS are in good standing, free from contingencies, liens and encumbrances, there being no court or out-of-court order or agreement that may affect or limit their free transfer.

7.1.6	The Concession Fees for each of the MINING RIGHT has been paid until the year 2009

7.1.7	None of the MINING RIGHTS are six years old, and thus they are not yet subject to penalty payments for the failure to evidence a investment and/or minimum production for the year 2008.

7.1.8	The administrative and registration procedures corresponding to the MINING RIGHTS have met all the formal requirements for the granting of the concession titles accordingly to law.

7.1.9

No law, regulations and no obligation arising from any permit, authorization or approval has been infringed in the performance of the mining activities that may be applicable as concession holder of the MINING RIGHTS.

7.1.10

It has not infringed any provision whatsoever related to environmental protection in the performance of its activities, there being no adverse environmental conditions that could affect the MINING RIGHTS, arising from all its past or current activities.

7.1.11

It has complied with all of its formal obligations in connection with the MINING RIGHTS according to the Mining Act, and its regulations and related provisions, with all the statements filed, payments made and other lawful requirements complied up to date and according to law.

7.2	GRANDVIEW represents and warrants to the Titleholder as follows. This representations and warranties shall remain true until the execution of the Option Agreement.

	1.1.1.	It is duly incorporated and validly exists under the laws of its place of incorporation and has the corporate power and authority to own and operate its property and assets and carry on its business;

	1.1.2.	The execution, delivery and performance of this Agreement has been properly authorized by all necessary corporate action;

	1.1.3.	It has full corporate power and lawful authority to execute and deliver this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement;

1.1.4.

This Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors' rights and to principles of equity.

EIGHT.- CONSULTING AGREEMENT

The Titleholder together with Ismael Saldaña Mujica on one side and GRANDVIEW on the other side will enter into a Consulting Agreement in the form of the draft contained herein as Schedule D, for overviewing the exploration activities and assisting GRANDVIEW in all the administrative matters related to the activities to be performed at the MINING RIGHTS.

NINTH.- GOVERNING LAW AND ARBITARTION

This Agreement and the Compromiso de Contratar will be governed by, and construed and enforced in accordance with, the laws of Peru, without reference to its conflicts of law principles. All disputes arising between the Parties under this Agreement shall be finally settled by arbitration in accordance with the rules of the Instituto Nacional de Derecho de Minería, Petróleo y Energía by an Arbitral Tribunal consisting of three (3) arbitrators appointed in accordance with such rules. Arbitration shall take place in Lima, Peru and shall be conducted in Spanish. The decision of the Arbitral Tribunal shall be final, conclusive and binding on the Parties, and judgment upon such decision may be entered in any court having jurisdiction thereof. The award of arbitration costs and attorneys' fees shall be within the discretion of the Arbitral Tribunal.

TENTH.- NOTICES

Except as otherwise specified in this Agreement, any notice, demand or request required or authorized by this Agreement to be given in writing to a Party shall either be mailed by international courier, or by registered or certified mail (return receipt requested) postage prepaid to such Party at the following address:

GRANDVIEW

GRANDVIEW GOLD INC.
____________________________
Attention: _________- [position]
E-MAIL: _____________
Tel. No. ______________
Fax No.: _________
Switchboard: __________

TITLEHOLDERS:
____________________________
Attention: ___________
E-MAIL: _____________
Tel. No. ____________
Fax. No. ____________

The designation of any such address may be changed at any time by any of the Parties upon written notice given pursuant to the requirements of this Section. A notice served by mail shall be deemed received upon receipt.

Signed in Lima, on ____ day of June, 2009

GRANDVIEW	TITLEHOLDERS